 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2017 hhgregg, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-33600

Indiana	47-4850538
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
4151 East 96th Street
Indianapolis, Indiana 46240
(Address of principal executive offices, including zip code)
(317) 848-8710
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
The information called for by this item is contained in Item 5.02, which is incorporated by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective January 2, 2017, the Boards of Directors of hhgregg, Inc. ("hhgregg") and Gregg Appliances, Inc. ("Gregg Appliances" and, together with hhgregg, the "Company") announced the appointment of Aaron Trahan to Chief Merchandising Officer.
Mr. Trahan, 32, has over 14 years of retail merchandising experience, including 10 years in a merchandising leadership role. Prior to joining the Company, Mr. Trahan held various leadership roles with Conn's Home Plus, a durable consumer goods retailer and proprietary credit solution, beginning in 2002. From September 2014 to December 2016, Mr. Trahan served as Vice President of Merchandising. Prior to this, Mr. Trahan served as Senior Director and Director of Merchandising from August 2008 to September 2014 and as Senior Buyer of Consumer Electronics from January 2006 to August 2008.
In connection with the appointment, Mr. Trahan entered into an employment agreement. Mr. Trahan's employment agreement provides for, among other things, (i) a base salary of $325,000 per year (ii) an annual cash incentive opportunity with a target equal to 77% of his base salary, with the actual payout ranging from 0% to 150% of base salary depending on the Company’s performance and (iii) additional benefits generally available to other salaried employees of the Company.
Mr. Trahan's employment is an "at will" agreement. However, pursuant to the terms of the employment agreement, if Mr. Trahan is terminated by the Company other than for "cause" or a change of control, Mr. Trahan will receive 12 months of his base salary paid ratably over a 12-month period consistent with customary payroll practices and a lump sum stipend equal to 167% of the product of 12 times the monthly COBRA premium that corresponds to the health, dental and vision coverage he had in effect at the time of termination, subject to all applicable withholdings and deduction and outplacement services for 12-months after the date of termination to assist the Executive in his search for new employment. If Mr. Trahan (i) is terminated within 12 months following a change in control or (ii) voluntarily resigns within 12 months after a change in control following  a material diminution in his base compensation or authority, duties or responsibilities in effect prior to a change of control, or a material change in the geographic location at which he is assigned to perform his duties from that prior to the change of control, then he will receive severance equal to 24 months of his base salary paid ratably over a 24-month period consistent with customary payroll practices and a lump sum stipend equal to 167% of the product of 24 times the monthly COBRA premium that corresponds to the health, dental and vision coverage he had in effect at the time of termination, subject to all applicable withholdings and deductions.
For purposes of the employment agreement, “cause” means (i) a failure or refusal to perform specific lawful directives of senior officers, (ii) dishonesty of the executive affecting the Company, (iii) a violation of any Company policy, (iv) being under the influence of alcohol or using illegal drugs in a manner which interferes with the performance of the executive's duties and responsibilities, (v) the executive's conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (vi) any misconduct of the executive resulting in material loss to the Company or material damage to the Company’s reputation or theft or defalcation from the Company, (vii) the executive's neglect or failure to substantially perform his material duties and responsibilities or (viii) any material breach of any of the provisions of the employment agreement. For purposes of the employment agreement, “change of control” means (i) a merger, consolidation, business combination or similar transaction involving the Company as a result of which the Company’s stockholders prior to the transaction cease to own at least 70% of the voting securities of the entity surviving the transaction, (ii) a disposition of more than 25% of the Company’s assets or (iii) the acquisition by a person or group of beneficial ownership of more than 25% of the Company’s voting securities.

The employment agreement contains covenants prohibiting executive from competing with the Company in any state in which the Company has a store or in which executive engaged in any business on the Company’s behalf and within a 50-mile radius of any store or distribution center. The agreement also prohibits executive from soliciting any Company employees for employment or soliciting business relationships to terminate their relationship with the Company. These restrictions apply during employment and the 12-month period following the termination of employment.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference herein.

Item 7.01.	Regulation FD Disclosure.

On January 3, 2017, the Company announced via press release the appointment of Aaron Trahan to Chief Merchandising Officer. The press release is attached hereto as Exhibit 99.1 and incorporated by reference into this item.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, effective as of January 2, 2017, between Gregg Appliances, Inc. and Aaron Trahan.
99.1	Press Release dated January 3, 2017

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HHGREGG, INC.

Dated: January 3, 2017	/s/ Kevin J. Kovacs
Kevin J. Kovacs
SVP, Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, effective as of January 2, 2017, between Gregg Appliances, Inc. and Aaron Trahan.
99.1	Press Release dated January 3, 2017

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